Exhibit 99.3

Frost & Sullivan Letterhead

November 13, 2020

17 Education & Technology Group Inc.

16/F, Block B, Wangjing Greenland Center

Chaoyang District, Beijing 100102

People’s Republic of China

+86 (10) 5945-1082

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

We understand that 17 Education & Technology Group Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) in institutional and retail roadshows and other activities in connection with the Proposed IPO, (v) on the websites of the Company and its subsidiaries and affiliates, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Charlotte Wang
Name: Charlotte Wang
Title: Executive Director